Exhibit 4.51

Voting Trust Agreement

Of

Beijing Kuwo Technology Co., Ltd.

By and Among

All the shareholders listed in Schedule A

Yeelion Online Network Technology (Beijing) Co., Ltd.

and

Beijing Kuwo Technology Co., Ltd.

October 1, 2019

Voting Trust Agreement

This Voting Trust Agreement (the “Agreement”) is entered into on October 1, 2019 by and among the following Parties:

1.	All the Shareholders Listed in Schedule A, of which the information please see Schedule A.

(All the shareholders listed in Schedule A separately and collectively referred to as the “Each of Shareholders”);

2.	Yeelion Online Network Technology (Beijing) Co., Ltd. (the “WFOE”)

Registered address: B-521-B062, 5/F, Building 2, 1 Nongda South Road, Haidian District, Beijing

3.	Beijing Kuwo Technology Co., Ltd.(the “Company”)

Registered address: B-207-161, 2/F, Building 2, 1 Nongda South Road, Haidian District, Beijing

(In this Agreement, each Party shall be referred to as a “Party” respectively or as the “Parties” collectively.)

Whereas:

1.	Each of Shareholders is the shareholder of the Company and hold 100% equity interests of the Company.

2.

Each of Shareholders intend to respectively entrust the persons designated by the WFOE to exercise the voting rights they hold in the Company and the WFOE wishes to accept such entrustment through its designated persons.

The Parties agree as follows through friendly negotiation:

Article 1 Voting Rights Entrustment

1.1

Each of Shareholders hereby irrevocably undertake to, after execution of this Agreement, respectively sign the power of attorney according to the substance and form set forth in Schedule B hereof, under which the person (the “Trustee”) then designated by the WFOE shall have the power and authority to exercise the following rights respectively granted to Each of Shareholders as the shareholders of the Company according to the Article of Association of the Company (the “Entrusted Rights”):

(1)	proposing to convene or attending shareholder meetings of the Company as the proxy of the Each of Shareholders, according to the Article of Association;

(2)

exercising the voting rights on behalf of the Each of Shareholder in respect of all matters subject to discussion and resolution at the shareholder meetings, including but not limited to the appointment and election of directors and other senior management members who should be appointed by the shareholders;

(3)

other voting rights (including any other voting rights of shareholders conferred after the amendment of the Article of Association) vested in shareholders under the Articles of Association of the Company.

The precondition of the above authorization and entrustment is that the Trustee is a PRC citizen and the WFOE consents to such authorization and entrustment. When and only when a written notice is issued by the WFOE to Each of Shareholders with respect to the removal of the Trustee, Each of Shareholders shall immediately revoke the entrustment to the existing Trustee hereunder, and entrust any other PRC citizen then designated by the WFOE to exercise the Entrusted Rights in accordance with this Agreement, and the new power of attorney shall supersede the previous one once it is executed. Except for the above circumstances, Each of Shareholders shall not revoke the authorization and entrustment to the Trustee.

1.2

The Trustee shall perform the entrusted obligation lawfully with diligence and duty of care within the authorization scope provided in this Agreement. Each of Shareholders shall accept and assume relevant liabilities for any legal consequences arising out of the exercise of the aforementioned Entrusted Rights.

1.3

Each of Shareholders hereby acknowledge that the Trustee is not required to solicit the opinions of Each of Shareholders before exercising the Entrusted Rights. Nevertheless, the Trustee shall immediately notify Each of Shareholders after any resolution or proposal for convening an interim shareholder meeting is made.

Article 2 Right of Information

2.1

For the purpose of exercising the Entrusted Rights under this Agreement, the Trustee shall have the right to understand the operation, businesses, clients, financial affairs, employees of the Company and have access to relevant materials, while Each of Shareholders and the Company shall provide sufficient cooperation in this regard.

Article 3 Exercise of Entrusted Rights

3.1

Each of Shareholders shall provide sufficient assistance to the Trustee for his or her exercise of the Entrusted Rights, including prompt execution of the resolutions of the shareholders’ meeting made by the Trustee or other relevant legal documents when necessary (e.g., to satisfy the document submission requirements for the approval of, registration or filing with governmental authorities).

3.2

If at any time within the term of this Agreement, the entrustment or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for the default by Each of Shareholders or the Company), the Parties shall immediately seek the alternative plan which is most similar to the unenforceable provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, so as to ensure the fulfilment of the purposes hereof.

Article 4 Exemption and Indemnification

4.1

The Parties acknowledge that in no event shall the WFOE be liable to or be required to compensate financially or in any other aspect, any other party or any third party for any exercise of the Entrusted Rights by the person designated by the WFOE.

4.2

Each of Shareholders and the Company agree to hold the WFOE harmless and compensate the WFOE for all losses suffered or likely to suffered in connection with designating the Trustee to exercise the Entrusted Rights, including but not limited to, any loss resulting from any litigation, demand, arbitration or claim initiated by any third party, and any loss resulting from administrative investigation or penalty by governmental authorities. Nevertheless, losses suffered as a result of the intentional misconduct or gross negligence of the Trustee shall not be indemnified.

Article 5 Representations and Warranties

5.1	Each of Shareholders severally and not jointly represents and warrants as follow, except for the disclosure of Schedule A:

5.1.1

If the shareholder is a natural person, he/she is a PRC citizen with full capacity, have full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and may act as an independent party in any lawsuit. If the shareholder is not a natural person, the shareholder shall promise and undertake that it is a limited liability company legally established and validly existing under the laws of the PRC and has an independent legal personality; each of them has complete and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is independently a legal subject of litigation.

5.1.2

Each of them has full power and authority to execute and deliver this Agreement and all the other documents to be entered into by them which are related to the transaction contemplated hereunder, as well as to consummate the transaction hereunder. This Agreement shall be duly and lawfully executed and delivered by Each of Shareholders and shall constitute their legal, valid and obligations, enforceable against them in accordance with the provisions hereof.

5.1.3

Each of them is a legitimate shareholder of the Company recorded in the register of members at the time when this Agreement came into effect and the authorized Rights are not subject to any third party encumbrance, other than the encumbrance created under this Agreement as well as the Equity Interest Pledge Agreement and the Exclusive Option Agreement concluded by and among Each of Shareholders, the Company and the WFOE. In accordance with this Agreement, the Trustee may completely and fully exercise the Entrusted Rights according to the Articles of Association of the Company then in effect.

5.2	The WFOE and the Company severally represents and warrants as follows:

5.2.1

Each of them is a limited liability company duly registered and legally existing under the laws of PRC where it is registered and has independent legal personality; each of them has complete and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is independently a legal subject of litigation.

5.2.2

Each of them has complete power and authorization to execute and deliver this Agreement and all other documents that it will execute in relation to the transaction contemplated hereunder, and each of them has full power and authorization to complete the transaction contemplated hereunder

5.3	The Company further represents and warrants as follows:

5.3.1

Each of Shareholders is legitimate shareholders of the Company recorded in the register of members at the time when this Agreement came into effect and collectively hold 100% equity interests of the Company. The authorized Rights are not subject to any third party encumbrance, other than the encumbrance created under this Agreement as well as the Equity Interest Pledge Agreement and the Exclusive Option Agreement concluded by and among each of Shareholders, the Company and the WFOE. In accordance with this Agreement, the Trustee may completely and fully exercise the Entrusted Rights according to the Articles of Association of the Company then in effect.

Article 6 Term of Agreement

6.1

Subject to Articles 6.3 and 6.4 of this Agreement, this Agreement shall take effect as of the date upon execution. The term of this Agreement is twenty (20) years after becoming effective, unless all the Parties agree in writing to early termination or this Agreement is terminated pursuant to Article 9.1 hereunder. This Agreement shall be automatically renewed for one (1) year after the expiration of the term of this Agreement unless the WFOE informs all the other Parties not to renew thirty (30) days in advance of the expiration of this Agreement, and so forth.

6.2

This Agreement is the final agreement reached between the Parties on the entrustment of voting rights and relevant issues which shall supersedes any and all prior consultations, negotiations or discussions, representations, memorandum, agreements or other documents (including but not limited to the Exclusive Option Agreement entered into by and among the Company, the WFOE and relevant existing shareholders on July 12, 2016,)  In case of any conflict, contradiction or inconsistency, this Agreement shall prevail.

6.3

The Company or the WFOE shall, if necessary, within three (3) months prior to the expiration of their respective business licenses, complete the approval and registration procedures for extending the business licenses to ensure the effectiveness of this Agreement.

6.4

If any of Each of Shareholders transfers all equity interests it holds in the Company upon prior consent of the WFOE, such Party shall cease to act as a party of this Agreement, but the rights and undertakings of the other Parties shall not be adversely affected hereby.

6.5

If any of Each of Shareholders transfers all or part of the equity of the equity interests it holds in the Company upon prior consent of the WFOE, unless otherwise informed by the WFOE in a written notice, the transferee or transferees agree to inherit and fulfill such current shareholder or shareholders’ full responsibility, obligation and commitment under this Agreement. The other shareholders shall ensure the transferred equity interests to satisfy the above conditions and refuse to take any actions (including but not limit to pass relevant company resolutions, update the register of members and manage the governmental approval and registration changing procedures) to facilitate or corporate the equity transfer otherwise.

Article 7 Notices

7.1	Any notice, request, demand and other correspondences required by or made in accordance with this Agreement shall be in writing and delivered to the relevant Party.

7.2

The above notice or other correspondences shall be deemed as delivered (i) when it is transmitted by facsimile or telex, or (ii) upon handed over to the receiver when it is delivered in person, or (iii) upon the fifth (5) day after posting when it is delivered by mail, or (iv) on the date of receipt by the recipient if by express delivery. However, if the notice is returned due to the recipient’s fault or the recipient’s refusal to sign, the notice is deemed delivered on the date when the notice is returned. In case of simultaneous delivery in any of the above forms, the earliest deemed time of delivery shall prevail.

Article 8 Confidentiality

8.1

Regardless of whether this Agreement is terminated, each Party shall maintain strictly confidential all business secrets, proprietary information, client information and all the other information of confidential nature, in relation to other Parties and obtained during the formulation and performance of this Agreement (the “Confidential Information”). Each receiving Party shall not disclose to any third party any Confidential Information, except with prior written consent of the Party providing such information or in circumstances where such information must be disclosed to third parties according to relevant laws, regulations or listing requirements. Each receiving Party shall not use or indirectly use any Confidential Information except for the purpose of performing this Agreement.

8.2	Confidential Information does not include the following:

(a)	information that the receiving Party has previously known by lawful means, as supported by written evidence;

(b)	information that enters public domain without the receiving Party’s fault; or

(c)	information received by other lawful means after the receiving Party receive Confidential Information.

8.3

The receiving Party may disclose Confidential Information to its relevant employees, agents or professionals it employs, but the receiving Party shall ensure that all such persons comply with relevant terms and conditions of this Agreement and the receiving Party shall be responsible for any damages or consequences caused by the aforementioned persons in violation of the relevant terms and conditions of this Agreement.

8.4	Notwithstanding other provisions of this Agreement, the effectiveness of this Article shall survive the termination of this Agreement.

Article 9 Default Liability

9.1

The Parties agree and acknowledge that if any Party (the “Defaulting Party”) breaches any provision hereunder, or fails to perform or delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder (the “Default”) and that in such event, the non-defaulting Party/Parties (the “Non-Defaulting Party”) shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time. If the Defaulting Party fails to cure such Default or take remedial measures with such reasonable time or within ten (10) days of the Non-Defaulting Party notifying the Defaulting Party in writing and requesting it to cure such Default, the Non-Defaulting Party may elect, in its (their) discretion, to do the following:

9.1.1

If the Defaulting Party is any of Each of Shareholders or the Company, the WFOE shall have the right to terminate this Agreement and claim the Defaulting Party to indemnify the damages. In order to avoid doubt, the responsibility of shareholders or the responsibility between the shareholders and the Company is independent, and the shareholders do not bear any joint liability for any obligation or responsibility of the other existing shareholders or the Company.

9.1.2

If the Defaulting Party is the WFOE, the Non-defaulting Party has right to claim the Defaulting Party to indemnify the damages, provided that in no event shall the Non-defaulting Party have the right to terminate or rescind this Agreement, except that the contrary is provided by the law.

9.2	Notwithstanding any other provisions herein, the effectiveness of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous Provisions

10.1

This Agreement is made in Chinese in five (5) originals with each Party hereof retaining one (1) copy. The Parties specifically agree that the Agreement restored in PDF format sent by emails from the Parties is regarded as original and can be used separately as evidence for the establishment and validation of this Agreement.

10.2	The execution, effectiveness, performance, amendment, interpretation and termination of this Agreement shall be governed by PRC laws.

10.3	Dispute Resolutions

(a)

Any dispute arising out of or in relation to this Agreement, the Parties shall first resolve the dispute through friendly negotiation. The requesting party shall notify the other party of the dispute and explain the nature of the dispute by overloading the date notice. If the Parties fail to reach an agreement regarding such a dispute within thirty (30) days of its occurrence, any Party is entitled to submit such dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rules thereof and the arbitration award shall be final and binding.

(b)

The arbitration tribunal shall consist of three (3) arbitrators, of whom the two parties have the right to appoint one (1) each. The third arbitrator (3rd) should be appointed jointly by the two sides. If the party shall not be able to reach an agreement on the joint designation of the third arbitrator, he/she should be appointed by the director of the Arbitration Committee. The third arbitrator shall be the chief arbitrator of the arbitration tribunal.

(c)	In making an arbitration award, the arbitrator shall take into account the intention of the Parties which may be determined in accordance with this Agreement.

(d)

The arbitration award made according to the Article10.3 in writing should be final and binding. The parties shall do their utmost to ensure that any such arbitration award is duly executed and to provide any necessary assistance thereto.

(e)

The aforesaid provisions of the Article 10.3 shall not prevent the party concerned from applying for any pre suit protection or prohibition remedy available for any reason, including but not limited to the enforcement of subsequent enforcement of the arbitration tribunal.

10.4

Any rights, powers and remedies entitled to any Party by any provision herein shall not preclude any other rights, powers and remedies entitled to such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of any of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies.

10.5

No failure or delay by a Party to exercise any of its rights, powers and remedies hereunder or in accordance with laws (the “Rights”) shall be construed as a waiver of such Rights, and the waiver of any single or partial exercise of the Rights shall not preclude its exercise of such Rights in any other way or its exercise of other Rights.

10.6	The headings of the sections herein are for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

10.7

Each provision contained herein shall be severable and independent from other provisions. If at any time one or several provisions herein shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

10.8	Any amendments or supplements to this Agreement shall be in writing and shall become effective upon duly execution by the Parties hereto.

10.9	No Party shall assign any of its rights and/or obligations hereunder to any third parties without prior written consent from other Parties.

10.10	This Agreement shall be binding on the legal successors of the Parties.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Yeelion Online Network Technology (Beijing) Co., Ltd.
/s/ Seal of Yeelion Online Network Technology (Beijing) Co., Ltd.

Beijing Kuwo Technology Co., Ltd.
/s/ Seal of Beijing Kuwo Technology Co., Ltd.

Wang Meiqi
Signed: /s/ Wang Meiqi

Shi Lixue
Signed: /s/ Shi Lixue

Linzhi Lichuang Information Technology Co., Ltd.
/s/ Seal of Linzhi Lichuang Information Technology Co., Ltd.

Schedule A: List of Shareholders

#	Shareholder’s Name	Identification No. / Registration No.	Registered Capital	Shareholding Percentage
1	Wang Meiqi	[ ]	6,000,000	23.02%
2	Shi Lixue	[ ]	4,000,000	15.34%
3	Linzhi Lichuang Information Technology Co., Ltd.	91540400MA6T10ME4F	16,068,822	61.64%
Total		\	26,068,822	100.00%

Schedule B

Power of Attorney

This Power of Attorney (the “Power of Attorney”) is signed by ____________ (PRC Identification No.: ____________) on ______, 20__, to authorize ____________ (PRC Identification No.: ____________) (the “Trustee”).

The undersigned, Wang Meiqi, grants to the Trustee a general trust authorizing the Trustee to exercise, as my trustee and on my behalf, the following rights enjoyed by me in the capacity as a shareholder of Beijing Kuwo Technology Co., Ltd. (the “Company”)：

(1)	proposing to convene or attending shareholder meetings of the Company pursuant to its article of association as my proxy;

(2)

exercising the voting rights on behalf of myself in respect of all matters subject to discussion and resolution at the shareholder meetings, including but not limited to the appointment and election of directors and other senior management members who should be appointed by the shareholders;

(3)	other voting rights, including any other voting rights of shareholders conferred under the articles of association of the Company after it has been amended.

I hereby irrevocably confirm that, unless Yeelion Online Network Technology (Beijing) Co., Ltd. (the “WFOE”) serves me a written notice to replace the Trustee, this Power of Attorney will be valid until the expiry or early termination of the Shareholders’ Voting Trust Agreement dated ______, 20__ by and among the WFOE, the Company and Each of Shareholders.

It is hereby authorized.

Name

By:
Date: